FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
November 9, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Third Quarter Results;
Sets Three- and Nine-Month Records for Production and Revenues

Salt Lake City, November 9, 2012 – FX Energy, Inc. (NASDAQ: FXEN), today announced net income of $2.0 million, or $0.04 per share, for the quarter ended September 30, 2012.  Excluding a noncash foreign currency exchange gain of $10.5 million, the Company would have recorded a third quarter 2012 net loss of $(8.5) million, or $(0.16) per share.

During the third quarter of 2011, the Company reported a net loss of $(27.5) million, or $(0.53) per share.  Excluding a noncash foreign currency exchange loss of $(26.2) million, the Company would have recorded a third quarter 2011 net loss of $(1.3) million, or $(0.03) per share.

Kutno-2 Dry Hole Costs Impact Financial Results

The Company earlier reported plans to plug and abandon its Kutno-2 well.  Costs incurred for the well through September 30, 2012, of approximately $9.0 million were charged to dry-hole expense.  The Company expects its total net costs of the well to range from $11.0 million to $12.0 million, with the balance of the costs being incurred in the fourth quarter of 2012.

Higher Natural Gas Prices in Poland Boost Third Quarter Oil and Gas Revenues; Strength of the U.S. Dollar Dampens the Impact

Oil and gas revenues jumped 18% to $9.0 million during the third quarter of 2012, compared to $7.6 million during the same quarter of 2011.  Gas prices during the third quarter of 2012 averaged $7.05 per Mcf, compared to $6.37 per Mcf during the same quarter of 2011, an increase of 11%.

The Polish low-methane tariff, which serves as the reference price for the Company’s gas sales agreements, was 21% higher during the third quarter of 2012, compared to the same quarter of 2011.  The increase was a function of two price changes from 2011 third-quarter levels implemented by the Polish utility regulator.  However, period-to-period strength in the U.S. dollar against the Polish zloty largely offset the higher prices.  The average exchange rate during the third quarter of 2012 was 3.31 zlotys per U.S. dollar.  The average exchange rate during the third quarter of 2011 was 2.94 zlotys per U.S. dollar, a change of approximately 13%.

Prices for the Company’s U.S. oil production went the opposite direction.  Oil prices decreased 4% over the year, averaging $74.30 per barrel in the third quarter of 2012, compared to $77.26 per barrel in the same quarter of 2011.  However, since most of the Company’s production is natural gas in Poland, the effect of the U.S. oil price decrease was muted.

Clay Newton, FX’s Vice President Finance, remarked, “A material boost in average prices for our oil and gas combined with a modest boost in production yielded a significant revenue gain.”

He continued, “Our production gains are expected to continue.  This raises the potential for increased revenues for the fourth quarter of 2012.  The negative impact of expensing the Kutno well costs will be mostly limited to the third quarter.”

Production Grows, In Spite of a Production Interruption

Total net third quarter 2012 production was 1.2 Bcfe, compared to 1.1 Bcfe during the third quarter of 2011.  Daily production for the third quarter of 2012 was approximately 13.2 Mmcfe/d, compared to 12.0 Mmcfe/d during the same quarter of 2011, an increase of 10%.  Third quarter 2012 production would have averaged nearly 14.0 Mmcfe/d but for the unexpected shut down of the Company’s Zaniemysl well for nearly a month for unscheduled maintenance.

The Company expects its Winna Gora well to begin production during the fourth quarter, which could enable average daily production for the full quarter to reach approximately 14 Mmcfe/d.

Nine Month Production and Revenues Reach Record Levels

The Company reported net income of $4.6 million, or $0.09 per share, for the first nine months of 2012.  Excluding noncash foreign currency exchange gains of $12.0 million, the Company would have recorded a net loss for the first nine months of 2012 of $(7.4) million, or $(0.14) per share.  This compares to a net loss, adjusted for foreign exchange losses, of $(2.6) million, or $(0.05) per share reported in the first nine months of 2011.

Oil and gas revenues for the 2012 first nine months reached record levels.  The Company recognized oil and gas revenues of $24.8 million for the first nine months of 2012, compared to $22.5 million for the same period of 2011.  Total revenues for the first nine months of 2012 were $26.7 million, compared to $26.5 million in the first nine months of 2011.

Total production for the first nine months of 2012 was 3.5 Bcfe, compared to 3.3 Bcfe during the first nine months of 2011.  Daily production for the first nine months of 2012 was approximately 12.8 Mmcfe/d, compared to approximately 12.0 Mmcfe/d during the first nine months of 2011, an increase of 7%.  Production at November 5, 2012, was approximately 13.7 Mmcfe/d.

Gas prices during the first nine months of 2012 averaged $6.64 per Mcf, compared to $6.28 per Mcf during the same period of 2011, an increase of 6%.  Oil prices decreased 7% over the year, averaging $77.32 per barrel in the first nine months of 2012, compared to $83.09 per barrel in the same period of 2011.

Active Exploration and Production Program Planned for Fourth Quarter

As mentioned in the Company’s previous disclosures, work is ongoing at its Komorze-3K and Frankowo-1 wells.  Additionally, the Company expects to begin drilling operations during the fourth quarter of 2012 at its Tuchola-3 and Mieczewo-2 wells.  The previously drilled Plawce-2 well is also scheduled to be fracture-stimulated and tested in the quarter.  The Company also has multiple 2-D and 3-D seismic surveys underway to help determine future exploration targets.  Last, in terms of future production additions, construction of the Lisewo gas plant and associated pipelines commences in November.

These increased exploration and development activities are being funded by the Company’s higher revenues and cash balances.  At September 30, 2012, the Company had cash and investments of $45.2 million, working capital of $45.6 million, and total debt outstanding of $40.0 million.

Working Capital Changes Impact Operating Cash; Non-cash Charges Continue to Vary

Net cash provided by operating activities of $5.8 million during the first nine months of 2012 was $4.6 million higher than the net cash provided by operating activities of $1.2 million during the 2011 first nine months.  The main driver of the year-to-year increase was a change in working capital items associated primarily with the Company’s Poland operations.

The noncash foreign exchange gain of $12.0 million and the noncash foreign exchange loss of $15.9 million for the first nine months of 2012 and 2011, respectively, are included in other income and expense.  The gains come primarily from recognition of gains and losses on U.S. dollar-denominated intercompany loans from FX Energy, Inc., to FX Poland, its wholly owned subsidiary.  These are noncash gains and losses only, and could vary greatly depending upon future exchange rate changes.

Earnings Conference Call Today, Friday, November 9, 2012 at 1:00 PM. Eastern (11:00 AM. Mountain)

The Company will host a conference call and webcast today to discuss 2012 third quarter and first nine month results and update operational items at 1:00 p.m. Eastern Time.  Conference call information is as follows:  US dial-in-number: 888-364-3108; International dial-in-number: 719-325-2429; Passcode: 8184317.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

__________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental, or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30,	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$45,180	$50,859
Receivables:
Accrued oil and gas sales	2,745	3,446
Joint interest and other receivables	4,215	4,768
VAT receivable	--	389
Inventory	194	196
Other current assets	862	542
Total current assets	53,196	60,200

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	56,035	49,388
Unproved	2,822	3,482
Other property and equipment	10,443	9,968
Gross property and equipment	69,300	62,838
Less accumulated depreciation, depletion and amortization	(18,143)	(14,942)
Net property and equipment	51,157	47,896

Other assets:
Certificates of deposit	382	406
Loan fees	1,460	1,722
Total other assets	1,842	2,128

Total assets	$106,195	$110,224

-Continued-

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	September 30,	December 31,
	2012	2011
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,849	$9,736
VAT payable	180	--
Accrued liabilities	546	677
Total current liabilities	7,575	10,413

Long-term liabilities:
Notes payable	40,000	40,000
Asset retirement obligation	1,292	1,184
Total long-term liabilities	41,292	41,184

Total liabilities	48,867	51,597

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of September 30, 2012, and December 31, 2011; no shares
outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of September 30, 2012, and December 31, 2011; 52,926,098
and 52,787,350 shares issued and outstanding as of
September 30, 2012, and December 31, 2011, respectively	53	53
Additional paid-in capital	221,847	219,522
Cumulative translation adjustment	20,787	28,964
Accumulated deficit	(185,359)	(189,912)
Total stockholders’ equity	57,328	58,627

Total liabilities and stockholders’ equity	$106,195	$110,224

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
Revenues:
Oil and gas sales	$9,008	$7,552	$24,816	$22,463
Oilfield services	544	2,568	1,896	3,986
Total revenues	9,552	10,120	26,712	26,449

Operating costs and expenses:
Lease operating expenses	862	1,064	2,605	2,865
Exploration costs	10,923	5,237	15,874	12,168
Property impairment	2,000	--	2,000	--
Loss on sale of assets	--	--	49	--
Oilfield services costs	387	1,640	1,481	2,981
Depreciation, depletion and amortization	1,006	930	2,796	2,598
Accretion expense	16	21	46	55
Stock compensation	557	412	1,659	1,123
General and administrative	1,788	1,676	6,042	5,799
Total operating costs and expenses	17,539	10,980	32,552	27,589

Operating income (loss)	(7,987)	(860)	(5,840)	(1,140)

Other income (expense):
Interest expense	(602)	(512)	(1,862)	(1,547)
Interest and other income	88	23	259	131
Foreign exchange gain (loss)	10,490	(26,178)	11,996	(15,890)
Total other income (expense)	9,976	(26,667)	10,393	(17,306)

Net income (loss)	1,989	(27,527)	4,553	(18,446)

Other comprehensive income (loss)
Foreign currency translation adjustment	(6,822)	16,665	(8,177)	9,856
Comprehensive income (loss)	$(4,833)	$(10,862)	$(3,624)	$(8,590)

Net income (loss) per common share
Basic	$0.04	$(0.53)	$0.09	$(0.37)
Diluted	$0.04	$(0.53)	$0.09	$(0.37)
Weighted average common shares outstanding
Basic	52,255	51,691	52,244	49,756
Dilutive effect of stock options	391	--	329	--
Diluted	52,646	51,691	52,573	49,756

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Nine Months Ended
	September 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$4,553	$(18,446)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	2,796	2,598
Accretion expense	46	55
Amortization of bank fees	374	429
Property impairment	6,532	--
Loss on property dispositions	49	--
Stock compensation	1,659	1,123
Unrealized foreign exchange (gains) losses	(11,993)	15,874
Common stock issued for services	669	711
Increase (decrease) from changes in working capital items:
Receivables	2,350	(2,581)
Inventory	2	(28)
Other current assets	(306)	(36)
Other assets	24	--
Accounts payable and accrued liabilities	(924)	1,535
Net cash provided by operating activities	5,831	1,234

Cash flows from investing activities:
Additions to oil and gas properties	(11,836)	(14,866)
Additions to other property and equipment	(464)	(1,015)
Proceeds from sale of assets	221	--
Net cash used in investing activities	(12,079)	(15,881)

Cash flows from financing activities:
Proceeds from stock option exercises	--	800
Proceeds from common stock offering, net	--	45,042
Payments made on credit facility	--	(35,000)
Net cash provided by financing activities	--	10,842

Effect of exchange-rate changes on cash	569	(742)

Net decrease in cash	(5,679)	(4,547)
Cash and cash equivalents at beginning of year	50,859	19,740

Cash and cash equivalents at end of period	$45,180	$15,193